EXHIBIT 99.1
PRESS RELEASE

                                                                                   Contact:
                                                                                   Trisha Tuntland
                                                                                   Director of Investor Relations
                                                                                   Cabot Microelectronics Corporation
                                                                                   (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS RECORD
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2017
•	For the Fourth Fiscal Quarter:
o	Record Quarterly Revenue of $137 Million, 11.5 Percent Higher Than Last Year
o	GAAP Gross Profit Margin of 51.2 Percent of Revenue, Up 140 Basis Points Year-Over-Year; Non-GAAP 52.1 Percent
o	Record GAAP Earnings Per Share of $1.03, Up 24.1 Percent Compared to Last Year; Non-GAAP $1.07
•	For the Full Fiscal Year:
o	Record Annual Revenue of $507 Million, 17.8 Percent Higher Than Last Year
o	GAAP Gross Profit Margin of 50.1 Percent of Revenue, Up 130 Basis Points Year-Over-Year; Non-GAAP 51.1 Percent
o	Record GAAP Earnings Per Share of $3.40, Up 39.9 Percent Compared to Last Year; Non-GAAP $3.56

AURORA, IL, October 26, 2017 – Cabot Microelectronics Corporation (Nasdaq: CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and second largest CMP pads supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2017, which ended September 30.

Total revenue during the fourth fiscal quarter was $136.8 million, 11.5 percent higher than in the same quarter last year, and a record level for the company. This reflects record quarterly revenue from tungsten and dielectrics slurries, and the eighth consecutive quarter of record revenue in CMP pads. Gross profit margin was 51.2 percent of revenue, an increase of 140 basis points over the same quarter last year; non-GAAP gross profit margin was 52.1 percent, excluding amortization expense related to the company's October 2015 acquisition of NexPlanar Corporation. The company achieved record diluted earnings per share of $1.03, representing an increase of 24.1 percent compared to the same quarter last year; non-GAAP diluted earnings per share were $1.07, excluding the referenced amortization expense. Cash flow from operations was a record $51.4 million.

For the full fiscal year, the company generated record revenue of $507.2 million, 17.8 percent higher than last year, including record annual revenue in its tungsten slurry and polishing pads product areas. The company achieved a gross profit margin of 50.1 percent of revenue, or 130 basis points higher than last year; non-GAAP gross profit margin was 51.1 percent of revenue, excluding the amortization expense. The company achieved record diluted earnings per share of $3.40, representing an increase of 39.9 percent compared to last year; non-GAAP diluted earnings per share were $3.56, excluding the amortization expense. Cash flow from operations was a record $141.4 million for the full fiscal year, representing an increase of $46.2 million compared to the prior year. As of September 30, 2017, the company's balance sheet reflected a cash balance of $397.9 million and $143.9 million of debt outstanding.

"We are very proud of our strong performance in fiscal 2017, and in particular, our results for the fourth fiscal quarter," said David Li, President and CEO of Cabot Microelectronics. "The sustained successful execution of our strategic initiatives, coupled with strong semiconductor industry demand, enabled us to grow revenue well in excess of industry growth. We achieved record revenue and profit for both the quarter and for the full fiscal year, with full year earnings per share up by almost 40 percent compared to the prior year."

Mr. Li continued, "Fiscal 2017 was highlighted by double-digit revenue growth in our three key product areas – tungsten slurries, dielectrics slurries and polishing pads. This year we achieved record tungsten and CMP pads revenue, and also expanded the adoption of our higher performing, higher profitability ceria and colloidal silica-based slurry solutions for dielectrics applications. During the year, we experienced robust demand for our CMP solutions across a wide range of memory and logic applications, including 3D NAND and FinFET technologies, driven by our unrelenting focus on, and ongoing delivery of, a differentiated, value-added total customer experience."

Mr. Li concluded, "As we enter fiscal 2018, I am confident that we are well-positioned for continued profitable growth given the significant momentum in our tungsten and dielectrics slurries, and polishing pads product areas. We believe that based on our effective execution in these areas, along with our global resources, capabilities and infrastructure, we are differentiated among leading suppliers of specialty materials to the semiconductor industry, and poised to continue to grow faster than the industry."

Key Financial Information

The company's record revenue of $136.8 million in the fourth fiscal quarter represents an increase of 11.5 percent from $122.7 million in the same quarter last year. The company achieved record quarterly revenue in its tungsten and dielectrics slurries, and polishing pads product areas, which grew 18.0 percent, 21.2 percent and 14.0 percent year-over-year, respectively.

Total revenue for the full fiscal year was a record $507.2 million, which represents a 17.8 percent increase from $430.4 million in fiscal 2016. The company achieved record annual revenue in its tungsten slurry and CMP pads product areas, which grew 19.5 percent and 31.9 percent year-over-year, respectively; revenue from the company's dielectrics slurry product area grew 21.3 percent. Annual revenue also benefited from record revenue from the company's Engineered Surface Finishes business, which includes QED Technologies; revenue in this area was up 24.7 percent compared to last year.

Gross profit for the quarter was 51.2 percent of revenue, which is 140 basis points higher than the 49.8 percent reported in the same quarter a year ago. Gross profit this quarter includes $1.2 million of NexPlanar amortization expense; excluding this, non-GAAP gross profit was 52.1 percent of revenue. Factors impacting gross profit this quarter compared to last year include benefits of lower raw material costs, higher sales volume and a higher valued product mix, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense.

Gross profit for the full fiscal year was 50.1 percent of revenue, which is 130 basis points higher than the 48.8 percent reported last year and slightly above the company's prior full fiscal year guidance for GAAP gross profit of 49 to 50 percent of revenue. Gross profit this year includes $4.8 million of amortization expense related to NexPlanar; excluding this, non-GAAP gross profit was 51.1 percent of revenue. Factors impacting gross profit this year compared to last year include benefits of higher sales volume, a higher valued product mix and lower raw material costs, partially offset by higher fixed manufacturing costs, including higher incentive compensation expense. For full fiscal year 2018, the company currently expects its GAAP gross profit margin to be between 50 and 52 percent of revenue. This includes approximately 100 basis points of NexPlanar amortization expense.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $37.0 million in the fourth fiscal quarter, including $0.5 million of NexPlanar amortization expense. Operating expenses were $1.7 million higher than the $35.4 million reported in the same quarter a year ago, primarily due to higher incentive compensation expense, partially offset by a gain on the sale of surplus research and development equipment, and the absence of an impairment charge recorded last year for a NexPlanar intangible asset related to a technology under development.

For the full year, total operating expenses were $142.1 million, including $1.9 million of amortization expense related to NexPlanar. Previously, the company had expected its GAAP operating expenses for the full fiscal year to be between $140 million and $142 million. Operating expenses were $6.4 million higher than the $135.7 million reported in fiscal 2016, primarily due to higher incentive compensation expense. The company currently expects its GAAP operating expenses for full fiscal year 2018 to be between $142 million and $147 million. This includes approximately $2 million of NexPlanar amortization expense.

Operating income for the fourth fiscal quarter represented 24.2 percent of revenue, which was 320 basis points higher than in the same quarter last year. Operating income for the full fiscal year of 22.1 percent of revenue was 480 basis points higher than in fiscal 2016. The significant year-over-year increases represent operating leverage driven by revenue growth combined with the company's ongoing attention to controlling costs.

The company's effective tax rate for the fourth fiscal quarter was 19.0 percent, compared to 16.5 percent in the same quarter last year. For the full fiscal year, the effective tax rate was 20.5 percent, which is below the company's expected effective tax rate range for the full fiscal year of 21 to 22 percent, compared to 15.0 percent in fiscal 2016. The comparative increases are primarily due to the absence of last year's retroactive reinstatement of the research and experimentation tax credit, and changes in the jurisdictional mix of the company's earnings. The company currently expects its effective tax rate for full fiscal year 2018 to be within the range of 24 to 27 percent; the expected increase versus the rate for full fiscal year 2017 is primarily due to the expiration of the tax holiday benefit in South Korea based on the company's investment in new facilities there in fiscal year 2011.

Net income for the quarter was a record $26.5 million, which was 28.0 percent higher than the $20.7 million reported in the same quarter last year. The increase was primarily due to higher revenue and a higher gross profit margin, partially offset by a higher tax rate and higher operating expenses. Excluding amortization expense related to NexPlanar, net income this quarter was $27.6 million on a non-GAAP basis. Net income for the full fiscal year was a record $87.0 million, which increased by 45.3 percent from $59.8 million in fiscal 2016. The increase was primarily due to higher revenue and a higher gross profit margin, partially offset by a higher tax rate and higher operating expenses. Excluding the referenced amortization expense, net income this fiscal year was $91.2 million on a non-GAAP basis.

Diluted earnings per share were a record $1.03 this quarter, which was 24.1 percent higher than the $0.83 reported in the fourth quarter of fiscal 2016. Excluding the amortization expense related to NexPlanar, diluted earnings per share this quarter were $1.07 on a non-GAAP basis. The company achieved record diluted earnings per share of $3.40 for full fiscal year 2017, which is 39.9 percent higher than the $2.43 reported last year. Excluding the amortization expense, diluted earnings per share this fiscal year were $3.56 on a non-GAAP basis.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410. Callers outside the U.S. can dial (973) 638-3236. The conference code for the call is 95400341. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

USE OF NON-GAAP FINANCIAL INFORMATION
The company presented the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: gross profit margin, net income and diluted earnings per share, excluding the effects of amortization expense related to its October 2015 acquisition of NexPlanar Corporation. The non-GAAP financial information provided in this press release is a supplement to, and not a substitute for, the company's financial results presented in accordance with U.S. GAAP. These non-GAAP financial measures are provided to enhance the investor's understanding about the company's ongoing operations. Specifically, the company believes the NexPlanar amortization expense is not indicative of its core operating results, and thus presents its gross profit margin, net income and diluted earnings per share excluding this expense. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for results prepared and presented in accordance with U.S. GAAP. A reconciliation table of GAAP to non-GAAP financial measures, including gross profit percentage, net income and diluted earnings per share, is contained in this press release.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and second largest CMP pads supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers' challenges. The company has approximately 1,150 employees on a global basis. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Director of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; growth or contraction, and trends in the industry and markets in which the company participates; the company's management; various economic or political factors and international or national events; regulatory or legislative activity; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the company's supply chain; the financial conditions of the company's customers; natural disasters; the acquisition of, investment in, or collaboration with other entities; uses and investment of the company's cash balance, including dividends and share repurchases, which may be suspended, terminated or modified at any time for any reason, based on a variety of factors; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; the company's current or future tax rate; and the operation of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the SEC, that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2017 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2016, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Revenue	$136,784	$127,957	$122,684	$507,179	$430,449

Cost of goods sold	66,734	65,414	61,598	253,050	220,247

Gross profit	70,050	62,543	61,086	254,129	210,202

Operating expenses:

Research, development & technical	13,839	14,333	15,842	55,658	58,532

Selling & marketing	8,680	7,346	8,057	30,846	27,717

General & administrative	14,489	13,953	11,454	55,637	49,445

Total operating expenses	37,008	35,632	35,353	142,141	135,694

Operating income	33,042	26,911	25,733	111,988	74,508

Interest expense	1,127	1,117	1,187	4,529	4,723

Other income (expense), net	798	(115)	257	1,913	653

Income before income taxes	32,713	25,679	24,803	109,372	70,438

Provision for income taxes	6,211	5,740	4,096	22,420	10,589

Net income	$26,502	$19,939	$20,707	$86,952	$59,849

Income available to common shareholders	$26,434	$19,887	$20,589	$86,696	$59,488

Basic earnings per share	$1.05	$0.79	$0.85	$3.47	$2.47

Weighted average basic shares outstanding	25,236	25,228	24,234	25,015	24,077

Diluted earnings per share	$1.03	$0.77	$0.83	$3.40	$2.43

Weighted average diluted shares outstanding	25,710	25,721	24,678	25,512	24,477

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2017	2016
ASSETS:

Current assets:
Cash and cash equivalents	$397,890	$287,479
Accounts receivable, net	64,793	62,830
Inventories, net	71,873	72,123
Other current assets	16,426	14,398
Total current assets	550,982	436,830

Property, plant and equipment, net	106,361	106,496
Other long-term assets	176,757	183,904
Total assets	$834,100	$727,230

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$17,624	$16,834
Current portion of long-term debt	10,938	7,656
Accrued expenses, income taxes payable and other current liabilities	62,651	41,395
Total current liabilities	91,213	65,885

Long-term debt, net of current portion	132,997	146,961
Other long-term liabilities	14,853	16,736
Total liabilities	239,063	229,582

Stockholders' equity	595,037	497,648
Total liabilities and stockholders' equity	$834,100	$727,230

CABOT MICROELECTRONICS CORPORATION
U.S. GAAP to Non-GAAP Reconciliation
Gross Profit as a Percentage of Revenue, Net Income and Diluted Earnings Per Share
(Unaudited and amounts in thousands, except per share and percentage amounts)

The following presents reconciliation of the Non-GAAP financial measures included in the Cabot
Microelectronics Corporation press release dated October 26, 2017.

	Three Months Ended September 30, 2017			Twelve Months Ended September 30, 2017

	U.S. GAAP	Adjustments	Non-GAAP	U.S. GAAP	Adjustments	Non-GAAP
Gross profit	$70,050	$1,199	$71,249	$254,129	$4,794	$258,923
Gross profit as a percentage of revenue (1)	51.2%		52.1%	50.1%		51.1%

Net income (2)	$26,502	$1,063	$27,565	$86,952	$4,265	$91,217

Diluted earnings per share (3)	$1.03	$0.04	$1.07	$3.40	$0.16	$3.56

(1) Non-GAAP gross profit as a percentage of revenue for the three months ended September 30, 2017 excludes $1,199 of NexPlanar amortization expense. Non-GAAP gross profit as a percentage of revenue for the twelve months ended September 30, 2017 excludes $4,794 of NexPlanar amortization expense.

(2) Non-GAAP net income for the three months ended September 30, 2017 excludes the item mentioned above in (1) plus $468 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $604 related increase in the provision for income taxes. Non-GAAP net income for the twelve months ended September 30, 2017 excludes the item mentioned above in (1) plus $1,871 of NexPlanar amortization expense recorded in operating expenses.  These adjustments are partially offset by a $2,400 related increase in the provision for income taxes.

(3) Non-GAAP diluted earnings per share is calculated based upon Non-GAAP net income.